Exhibit (i)

July 28, 2023

KraneShares Trust
280 Park Avenue, 32nd Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to KraneShares Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 329 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-180870; 811-22698) (the “Registration Statement”), to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about July 28, 2023, registering an indefinite number of shares of beneficial interest in the funds listed in Exhibit A of this letter (the “Funds”), each a series of the Trust (the “Shares”), under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the relevant portions of the prospectuses and statements of additional information (collectively, the “Prospectus”) filed as part of the Post-Effective Amendment;

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Trust relating to the Post-Effective Amendment, the establishment and designation of the Funds and the Shares, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

K&L Gates LLP

1601 K Street NW  Washington  DC 20006

T +1 202 778 9000  F +1 202 778 9100  klgates.com

July 28, 2023

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectus, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Counsel” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

July 28, 2023

Exhibit A

KFA Mount Lucas Managed Futures Index Strategy ETF

KFA Value Line® Dynamic Core Equity Index ETF

KraneShares Asia Pacific High Income Bond ETF

KraneShares Asia Robotics and Artificial Intelligence Index ETF

KraneShares Bloomberg China Bond Inclusion Index ETF

KraneShares Bosera MSCI China A 50 Connect Index ETF

KraneShares California Carbon Allowance Strategy ETF

KraneShares China Credit Index ETF

KraneShares China Innovation ETF

KraneShares China Internet and Covered Call Strategy ETF

KraneShares CICC China 5G and Semiconductor Index ETF

KraneShares CICC China Consumer Leaders Index ETF

KraneShares CICC China Leaders 100 Index ETF

KraneShares CSI China Internet ETF

KraneShares Eastern US Carbon Strategy ETF

KraneShares Electric Vehicles and Future Mobility Index ETF

KraneShares Electrification Metals Strategy ETF

KraneShares Emerging Markets Consumer Technology Index ETF

KraneShares Emerging Markets Healthcare Index ETF

KraneShares European Carbon Allowance Strategy ETF

KraneShares Global Carbon Offset Strategy ETF

KraneShares Global Carbon Strategy ETF

KraneShares Hang Seng TECH Index ETF

KraneShares MSCI All China Consumer Discretionary Index ETF

KraneShares MSCI All China Consumer Staples Index ETF

KraneShares MSCI All China Health Care Index ETF

KraneShares MSCI All China Index ETF

KraneShares MSCI China A Hedged Index ETF

KraneShares MSCI China Clean Technology Index ETF

KraneShares MSCI China ESG Leaders Index ETF

KraneShares MSCI Emerging Markets ex China Index ETF

KraneShares MSCI One Belt One Road Index ETF

KraneShares S&P Pan Asia Dividend Aristocrats Index ETF

KraneShares SSE STAR Market 50 Index ETF

Quadratic Deflation ETF

Quadratic Interest Rate Volatility and Inflation Hedge ETF